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             August 23, 2021

       James DiPrima
       Chief Executive Officer
       Green Stream Holdings Inc.
       201 E. Fifth Street
       Suite 100
       Sheridan, WY 82801

                                                        Re: Green Stream
Holdings Inc.
                                                            Amendment No. 7 to
Form 10-12G
                                                            Filed August 3,
2021
                                                            File No. 000-53279

       Dear Mr. DiPrima:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Real Estate & Construction
       cc:                                              Peter Campitiello, Esq.